EXHIBIT 23.2
Report and Consent of Independent Registered Public Accounting Firm
The Board of Directors
Allergan, Inc.:
The audits referred to in our report dated March 4, 2005, with respect to the consolidated financial statements of Allergan, Inc. and subsidiaries, included the related financial statement schedule as of December 31, 2004, and for each of the years in the two-year period ended December 31, 2004. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We consent to the incorporation by reference in the registration statements (Nos. 33-29527, 33-29528, 33-44770, 33-48908, 33-66874, 333-09091, 333-04859, 333-25891, 33-55061, 33-69746, 333-64559, 333-70407, 333-94155, 333-94157, 333-43580, 333-43584, 333-50524, 333-65176, 333-99219, 333-102425, 333-117935, 333-117936, 333-117937, and 333-117939) of our reports dated March 4, 2005, with respect to the consolidated balance sheet of Allergan, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2004, and the related financial statement schedule, which reports appear in the December 31, 2005, annual report on Form 10-K of Allergan, Inc.
Our report dated March 4, 2005, with respect to the consolidated financial statements of Allergan, Inc. and subsidiaries, refers to a change in the effect of contingently convertible debt instruments on diluted earnings per share in 2004 which was retroactively applied to all periods presented.
/s/ KPMG LLP
Costa Mesa, California
March 2, 2006